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                            SCHEDULE 14A INFORMATION

                   CONSENT STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Consent Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Consent Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Section 240.14a-12


                          BARRETT RESOURCES CORPORATION
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                (Name of Registrant as Specified in its Charter)


                               SHELL OIL COMPANY

                             SRM ACQUISITION COMPANY
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   (Name of Person(s) Filing Consent Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

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     2)  Aggregate number of securities to which transaction applies:

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     3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount which the filing fee is calculated and state how it was determined):

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     4)  Proposed maximum aggregate value of transaction:

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     5)  Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

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     2)  Form, Schedule or Registration Statement No.:

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     3)  Filing Party:

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     4)  Date Filed:

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     IF SHELL OIL COMPANY COMMENCED A TENDER OFFER, SHELL OIL COMPANY WOULD FILE
A PRELIMINARY CONSENT STATEMENT AND OTHER SOLICITATION MATERIALS WITH THE SEC RELATING TO SUCH SOLICITATION OF WRITTEN CONSENTS FROM THE STOCKHOLDERS OF BARRETT RESOURCES CORPORATION. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ ANY DEFINITIVE CONSENT STATEMENT, IF AND WHEN IT IS FILED AND BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE CONSENT STATEMENT WOULD BE FILED BY SHELL OIL COMPANY WITH THE SEC. INVESTORS
AND SECURITY HOLDERS COULD OBTAIN A FREE COPY OF THE CONSENT STATEMENT (IF AND WHEN FILED AND AVAILABLE) AND OTHER RELEVANT DOCUMENTS ON THE SEC'S WEB SITE AT WWW.SEC.GOV. THE CONSENT STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED
FOR FREE BY DIRECTING SUCH REQUESTS TO SHELL OIL COMPANY INVESTOR RELATIONS AT
(212) 218-3112.

INFORMATION REGARDING PERSONS WHO MAY BE DEEMED TO BE PARTICIPANTS

     Shell Oil Company, SRM Acquisition Company and certain other persons named below (the "Participants") may be deemed to be participants in the solicitation of proxies under the rules of the SEC. Participants may include:

Walter van de Vijver
Marvin Odum

INFORMATION REGARDING OWNERSHIP OF BARRETT RESOURCES CORPORATION COMMON STOCK BY PARTICIPANTS

     None of the foregoing Participants, individually or in the aggregate, beneficially owns in excess of 1% of Barrett Resources Corporation's common stock. To the knowledge of Shell and SRM Acquisition Company, none of the Participants have any material interest, direct or indirect, by security holdings or otherwise, in Barrett Resources Corporation.

PRESS RELEASE

       SHELL OIL COMPANY ANNOUNCES PROPOSAL TO ACQUIRE BARRETT RESOURCES
                           FOR $55 PER SHARE IN CASH

     HOUSTON (MARCH 7, 2001) -- Shell Oil Company (Shell), a wholly owned member of the Royal Dutch/Shell Group, today announced that on March 1, 2001, it made a proposal to the Board of Directors of Barrett Resources Corporation (NYSE: BRR) to acquire all of the outstanding shares of Barrett common stock at a price of $55.00 per share in cash. The price offered represents a 24 percent premium over the Feb. 28, 2001, closing price of $44.25, the day before Shell first made its acquisition proposal. This offer represents an aggregate purchase price of approximately $1.8 billion plus the assumption of Barrett's debt of approximately $400 million.

     Barrett has advised Shell that the Barrett Board of Directors will consider the proposal at its regularly scheduled meeting on March 7 and 8, 2001, and will respond to Shell's proposal no later than Friday, March 9, 2001.

     "Shell appreciates the seriousness with which Barrett's Board is approaching our proposal, and we are hopeful that the Barrett Board will respond favorably," said Mr. Walter van de Vijver, president and

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CEO of Shell Exploration & Production Company, the exploration and production arm of Shell Oil Company. "We are standing by and are ready to negotiate a merger agreement promptly so that Barrett's shareholders can consider our $55.00 per share cash offer. However, absent a positive response from Barrett's Board, Shell intends to commence a fully funded, all cash tender offer for all outstanding Barrett shares.

     "The acquisition of Barrett will give Shell an immediate material presence in the Rocky Mountain region, the second largest natural gas basin in the U.S., as well as significant additional natural gas production and reserves," said Mr. van de Vijver. "This transaction will strengthen and diversify our asset portfolio and will enhance Shell's natural gas position with tangible growth opportunities outside our existing core areas. We also look forward to adding substantially all of Barrett's talented employee base to the Shell team."

     Shell's tender offer would be conditioned on, among other things, the acquisition of at least a majority of the outstanding Barrett shares. The offer would not be contingent on the receipt of financing. The terms and conditions of the offer would be set forth in tender offer materials which Shell would file with the Securities and Exchange Commission (SEC) and mail to Barrett's shareholders. In conjunction with any such tender offer, Shell would also file preliminary consent solicitation materials with the SEC.

     The following is the complete text of a letter sent from Mr. van de Vijver to the Board of Directors of Barrett Resources on March 1, 2001, making the proposal and offering to negotiate a merger agreement.


                                                                   March 1, 2001


Board of Directors
Barrett Resources Corporation
1515 Arapahoe Street
Tower 3, Suite 1000
Denver, CO 80202

Attention:  Peter A. Dea, Chairman and Chief Executive Officer

Dear Peter:

I enjoyed our telephone conversation this morning. Thanks for your complimentary remarks about Shell. As I said to you, Shell has a strong interest in establishing a presence in the Rockies, and we envision Barrett serving as the cornerstone of this new growth oriented core area. We are committed to pursuing a transaction with Barrett. While we would prefer to negotiate and announce a definitive agreement between our companies in the very near term, we are prepared to go forward unilaterally by taking our proposal directly to your shareholders.

If you are prepared to negotiate, we and our advisors are ready to meet with you promptly with a goal of entering into a merger agreement with Barrett that would provide for a two-step acquisition transaction.

In the first step, a Shell subsidiary would make a tender offer for all outstanding Barrett shares at a price of $55.00 per share in cash. The tender offer would be subject to a minimum tender condition of at least 50.1% of the outstanding shares. In the second step, our acquisition subsidiary and Barrett would merge

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in a transaction in which all remaining Barrett shares would be acquired for the same cash price per share of $55.00. We contemplate that all currently outstanding Barrett employee stock options would be entitled to cash payments based on the spread between the acquisition price offered and the exercise price of the options. The merger agreement would not be conditioned upon engaging in any due diligence but would be subject to customary conditions, including, among other things, the receipt of required regulatory approvals, the satisfaction of a minimum share tender condition in the tender offer and the removal of your anti-takeover defenses. You are hereby advised that we have sufficient cash on hand to complete the transaction. We are eager to move ahead and look forward to your prompt response to our offer to negotiate a merger proposal.

If, on the other hand, you are unwilling to engage in substantive negotiations, we intend to commence the cash tender offer outlined above within the next several days.

Shell has devoted significant resources to studying the Rocky Mountain region, and we share your enthusiasm for this area. Barrett has built a strong position in the area and Barrett's employees have been a critical part of the region's development. Given Shell's commitment to this region, it is our strong desire to retain substantially all of Barrett's employees. Since we currently have no physical E&P presence in the region, we would also expect to make Denver our new base of operations for expansion and growth in the Rockies. We believe that our desire to retain Barrett employees will help minimize much of the personnel disruption that often results from acquisition transactions. We believe that with Barrett's people and Shell's technology and capital strength, we can continue to grow reserves and production.

We believe that our fully funded cash offer at the attractive price we have proposed would be well received by your shareholders. We hope that your employees will be excited about the prospect of working with Shell to continue to develop the region. We hope you share our enthusiasm for this transaction, and I would appreciate hearing from you by the close of business on Monday, March 5, 2001 with your response.


                                            Very truly yours,




                                            Walter van de Vijver
                                            President & CEO


LISTEN-ONLY WEBCAST
Shell will conduct an analyst conference call today at 11 a.m. (New York City time). The conference call will be available on a listen-only basis for others via a live webcast, available through the Shell Web site at the following Internet address: www.shell.com.


ABOUT BARRETT RESOURCES CORPORATION
Barrett Resources Corporation is a Denver-based independent natural gas and oil exploration and production company. Barrett's properties are focused primarily in the Rocky Mountain region of Colorado, Wyoming and Utah, the Mid-Continent area of Kansas, Oklahoma, New Mexico and Texas, and the Gulf of Mexico region of offshore Texas and Louisiana. The company has over 200 employees

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and reported 2000 revenues of $376 million from oil and gas operations. (Source:
Barrett earnings release of March 1, 2001, and Barrett Web site www.brr.com)


ABOUT SHELL EXPLORATION & PRODUCTION COMPANY
Shell Exploration & Production Company (SEPCo) is a wholly-owned subsidiary of Shell Oil Company based in Houston. SEPCo is responsible for exploring, developing, and producing oil and natural gas in the U.S., with principal operations in the Gulf of Mexico, Michigan and South Texas. SEPCo is currently the third largest U.S. natural gas producer.


Lehman Brothers Inc. is Shell's financial advisor in this transaction.


                          * * * * * * * * * * * * * * *


THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES. ANY TENDER OFFER WILL BE MADE ONLY THROUGH AN OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE TENDER OFFER STATEMENT REGARDING THE TENDER OFFER REFERRED TO IN THIS PRESS RELEASE, IF AND WHEN SUCH DOCUMENT IS FILED AND BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

ANY SUCH TENDER OFFER STATEMENT WOULD BE FILED BY SHELL OIL COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC). INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT (IF AND WHEN FILED AND AVAILABLE) AND OTHER RELEVANT DOCUMENTS ON THE SEC'S WEB SITE AT: WWW.SEC.GOV. ANY SUCH TENDER OFFER STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO SHELL OIL COMPANY AT (212) 218-3112.

IF SHELL OIL COMPANY COMMENCED A TENDER OFFER, SHELL OIL COMPANY WOULD FILE A PRELIMINARY CONSENT STATEMENT AND OTHER SOLICITATION MATERIALS WITH THE SEC RELATING TO SHELL'S SOLICITATION OF WRITTEN CONSENTS FROM THE STOCKHOLDERS OF BARRETT RESOURCES CORPORATION. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ ANY SUCH DEFINITIVE CONSENT STATEMENT, IF AND WHEN IT IS FILED AND BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE CONSENT STATEMENT WOULD BE FILED BY SHELL OIL COMPANY WITH THE SEC. INVESTORS AND SECURITY HOLDERS CAN OBTAIN A FREE COPY OF THE CONSENT STATEMENT (IF AND WHEN IT IS FILED AND AVAILABLE) AND OTHER RELEVANT DOCUMENTS ON THE SEC'S WEB SITE AT: WWW.SEC.GOV. THE CONSENT STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO SHELL OIL COMPANY AT
(212) 218-3112.

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IN ADDITION, THE IDENTITY OF PEOPLE WHO, UNDER SEC RULES, MAY BE CONSIDERED
"PARTICIPANTS IN THE SOLICITATION" OF BARRETT STOCKHOLDERS AND THEIR HOLDINGS OF BARRETT COMMON STOCK WILL BE CONTAINED IN A FILING UNDER SCHEDULE 14A THAT WOULD BE MADE BY SHELL OIL COMPANY WITH THE SEC.

THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE BASED ON SHELL OIL COMPANY'S CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. WORDS SUCH AS "EXPECTS," "ANTICIPATES," "FORECASTS," "INTENDS," "PLANS," "BELIEVES," "PROJECTS," AND "ESTIMATES," AND VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON A NUMBER OF ASSUMPTIONS THAT COULD ULTIMATELY PROVE INACCURATE AND, THEREFORE, THERE CAN BE NO ASSURANCE THAT THEY WILL PROVE TO BE ACCURATE. ACTUAL RESULTS AND OUTCOMES MAY VARY MATERIALLY FROM WHAT IS EXPRESSED OR FORECAST IN SUCH STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE CHANGES IN NATURAL GAS PRICES, CHANGES IN COMPETITIVE OR ECONOMIC CONDITIONS AFFECTING SUPPLY AND DEMAND FOR GAS, PENDING OR FUTURE LITIGATION, CHANGES IN CURRENT LAWS AND REGULATIONS, AND GENERAL DOMESTIC AND INTERNATIONAL ECONOMIC AND POLITICAL CONDITIONS. SHELL OIL COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.


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MEDIA/INVESTOR CONTACTS:

Kitty Borah/Stacy Hutchinson     Shell Oil Media Relations        (713) 241-4544

David Sexton                     Shell Oil Investor Relations     (212) 218-3112

Web site information             www.shell-barrett.com/